                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

         THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is dated this 7th day of March, 2000, by and between Apex Inc., a Washington corporation ("Apex" or the "Employer"), and Samuel F. Saracino (the "Employee").

                                    RECITALS

         WHEREAS, Apex is engaged in the business of designing, manufacturing, and selling stand-alone console/KVM switching systems, console/KVM remote access products, and integrated server cabinet solutions for the client/server computing market; and

         WHEREAS, Apex desires to employ the Employee and the Employee is willing to accept such employment by Apex on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, on the date of this Agreement, Apex, Cybex Computer Products Corporation, an Alabama corporation, and Aegean Sea Inc., a Delaware corporation ("Holdco"), are entering into an Agreement and Plan of Reorganization dated March 7, 2000 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, (i) Apex Sub, Inc., a Washington corporation and a wholly-owned subsidiary of Holdco, will merge with and into Apex (the "Apex Merger"), and upon the Apex Merger, Apex will become a wholly-owned subsidiary of Holdco, and (ii) Cybex Sub, Inc., an Alabama corporation and a wholly-owned subsidiary of Holdco will merge with and into Cybex (the "Cybex Merger"), and upon the Cybex Merger, Cybex will also become a wholly-owned subsidiary of Holdco.

                                    AGREEMENT

         THE PARTIES HERETO AGREE AS FOLLOWS:

         1. DUTIES. During the term of this Agreement, the Employee agrees to be employed by Apex and to serve Holdco and Apex as their Senior Vice President - Legal and Corporate Affairs, General Counsel, and Secretary. The Employee shall devote such of his business time, energy, and skill to the affairs of Holdco and Apex as shall be necessary to perform the duties of the Senior Vice President - Legal and Corporate Affairs, General Counsel, and Secretary of Holdco and Apex. The Employee shall report to the Executive Vice President of Holdco, to the President of Holdco, and to the Board of Directors of Holdco, and at all times during the term of this Agreement, the Employee shall have powers and duties at least commensurate with his position as Senior Vice President - Legal and Corporate Affairs, General Counsel, and Secretary. The Employee's principal place of business with respect to his services to Holdco and Apex shall be within the vicinity of the city of Redmond, Washington. The Employee shall function as the principal legal officer of Holdco and its affiliates with responsibility for legal and corporate affairs (including the legal aspects of Holdco's mergers and acquisitions, business development strategy, intellectual property affairs, and other legal matters). Employee will work with key managers and individuals located in Huntsville, Alabama,

Shannon, Ireland, and Acton, Massachusetts, and work closely with the Executive Vice President on business development activities.

         2.   TERM OF EMPLOYMENT.

              2.1 DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

                   (a) "TERMINATION FOR CAUSE" shall mean termination by the Employer of the Employee's employment by the Employer by reason of the Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Employer or by reason of the Employee's willful material breach of this Agreement which has resulted in material injury to the Employer.

                   (b) "TERMINATIONS OTHER THAN FOR CAUSE" shall mean termination by the Employer of the Employee's employment by the Employer (other than in a Termination for Cause) and shall include (i) constructive termination of the Employee's employment by reason of material breach of this Agreement by the Employer, such constructive termination to be effective upon thirty (30) days written notice from the Employee to the Employer of such constructive termination and (ii) any attempt to relocate outside of the vicinity of Redmond, Washington: (x) the Employee, (y) the Employee's duties and responsibilities, or (z) the Employer's office at which Employee is employed. Notwithstanding the foregoing, Employee agrees that a change in his duties and responsibilities shall not result in a constructive termination under this Section 2.1(b) unless such change results in a substantial diminution of Employee's duties and responsibilities.

                   (c) "VOLUNTARY TERMINATION" shall mean termination by the Employee of the Employee's employment by the Employer other than (i) constructive termination as described in subsection 2.1(b), (ii) "Termination Upon a Change in Control" as described in Section 2.1(e), and (iii) termination by reason of the Employee's disability or death as described in Sections 2.5 and 2.6.

                   (d) "TERMINATION UPON A CHANGE IN CONTROL" shall mean a termination by the Employee of the Employee's employment with the Employer or services to Apex or Holdco following a "Change in Control" other than any "Change in Control" contemplated by or described in the Reorganization Agreement and/or resulting from the closing of the transactions described in the Reorganization Agreement including, without limitation, the Cybex Merger, the Apex Merger, and the Merger (as such terms are defined in the Reorganization Agreement).

                   (e) "CHANGE IN CONTROL" shall mean any one of the following events:

                        (i) Any person (other than Holdco) acquires beneficial ownership of Apex's or Holdco's securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of Apex's or Holdco's then outstanding stock. For purposes of this Agreement, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of Apex's or Holdco's securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

                        (ii) Within any twenty-four (24) month period, individuals who were Directors of Apex or Holdco at the beginning of such period, together with any other Directors first elected as directors of Apex or Holdco pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board of Directors of Holdco.

                        (iii) Holdco's stockholders approve:

                              (1)  any consolidation or merger of Holdco in
which Holdco is not the continuing or surviving corporation or pursuant to which shares of Holdco common stock would be converted into cash, securities or other property, other than a merger or consolidation of Holdco in which the holders of Holdco's common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

                              (2)  any sale, lease, exchange, liquidation or
other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Holdco.

Notwithstanding subparagraphs (e)(iii)(1) and (e)(iii)(2) above, the term "Change in Control" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Holdco is owned, directly or indirectly, by a holding company, and the holders of Holdco's common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

                        (iv)  Apex's stockholders approve:

                              (1)  any consolidation or merger of Apex in
which Apex is not the continuing or surviving coporation or pursuant to which shares of Apex common stock would be converted into cash, securities or other property, other than a merger or consolidation of Apex in which the holders of Apex's common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surving corporation immeadiately after the merger or consolidation; or

                              (2)  any sale, lease, exchange, liquidation or
other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Apex or Holdco.

Notwithstanding subparagraphs (e)(iv)(1) and (e)(iv)(2) above, the term "Change in Control" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Apex is owned, directly or indirectly, by a holding company, and the holders of Apex's common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

              2.2 BASIC TERM. The term of employment of the Employee by the Employer shall be for the period beginning immediately prior to the closing of the Apex Merger described in the Reorganization Agreement and ending on March 31, 2004, unless terminated earlier pursuant to this Section 2. At any time before March 31, 2004, the Employer and the Employee may by mutual written agreement extend the Employee's employment under the terms of this Agreement for such additional periods as they may agree.

              2.3 TERMINATION FOR CAUSE. Termination For Cause may be effected by the Employer at any time during the term of this Agreement and shall be effected by thirty (30) days written notification to the Employee from the Board of Directors of Holdco stating the reason for termination. Upon Termination For Cause, the Employee immediately shall be paid all accrued salary, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Apex or Holdco in which the Employee is a participant to the full extent of the Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

              2.4 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything else in this Agreement, the Employer may effect a Termination Other Than For Cause at any time upon giving thirty (30) days written notice to the Employee of such termination. Upon any Termination Other Than For Cause, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Apex or Holdco in which the Employee is a participant to the full extent of the Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

              2.5 TERMINATION BY REASON OF DISABILITY. If, during the term of this Agreement, the Employee, in the reasonable judgment of the Board of Directors of Holdco, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) consecutive months, the Employer shall have the right to terminate the Employee's employment hereunder by delivery of written notice to the Employee at any time after such six month period and payment to the Employee of all accrued salary, bonus compensation in an amount equal to the average annual bonus earned by the Employee in the two (2) years immediately preceding the date of termination, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Apex or Holdco in which the Employee is a participant to the full extent of the Employee's rights under such plans

(including having the vesting of any awards granted to the Employee under any Apex or Holdco stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

              2.6 TERMINATION BY REASON OF DEATH. In the event of the Employee's death during the term of this Agreement, the Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Employer shall pay to his estate or such beneficiaries as the Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Apex or Holdco in which the Employee is a participant to the full extent of the Employee's rights under such plans (including having the vesting of any awards granted to the Employee under any Apex or Holdco stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

              2.7 VOLUNTARY TERMINATION. Notwithstanding anything else in this Agreement, the Employee may effect a Voluntary Termination at any time upon giving thirty (30) days written notice to the Employer of such termination. In the event of a Voluntary Termination, the Employer shall immediately pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Apex or Holdco in which the Employee is a participant to the full extent of the Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

              2.8 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Termination Upon a Change in Control, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Apex or Holdco in which the Employee is a participant to the full extent of the Employee's rights under such plans (including having the vesting of any awards granted to the Employee under any Apex or Holdco stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

         3.   SALARY, BENEFITS AND BONUS COMPENSATION.

              3.1 BASE SALARY. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the

Employer agrees to pay to the Employee a "Base Salary" at the rate of $214,000.00 per annum, payable in equal bi-weekly installments. The Base Salary for each calendar year (or proration thereof) beginning January 1, 2001 shall be determined by the Board of Directors of Holdco upon a recommendation from the Compensation Committee of Holdco (the "Compensation Committee"), which shall authorize an increase in the Employee's Base Salary in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the "Consumer Price Index, Seattle, Washington, All Items," published by the U.S. Department of Labor (using January 1, 1999, as the base date for computation). The Employee's Base Salary shall be reviewed annually by the Board of Directors and the Compensation Committee of Holdco.

              3.2 BONUSES. The Employee shall be eligible to receive a bonus for each calendar year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors of Holdco based upon its evaluation of the Employee's performance during such year. All such bonuses shall be payable during the last month of the fiscal year or within forty-five (45) days after the end of the fiscal year to which such bonus relates. All such bonuses shall be reviewed annually by the Compensation Committee of Holdco.

              3.3 ADDITIONAL BENEFITS. During the term of this Agreement, the Employee shall be entitled to the following fringe benefits:

                   (a) THE EMPLOYEE BENEFITS. The Employee shall be eligible to participate in such of Apex's or Holdco's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Apex, Cybex, or Holdco, including, without limitation, stock option plans, Section 401(k) plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Apex, Cybex, or Holdco, the Employee's employment with the Employer (or any successor) will be deemed to have commenced on the date that Employee first commenced employment with Apex, which was February 23, 1998.

                   (b) VACATION. The Employee shall be entitled to vacation in accordance with the Employer's vacation policy but in no event less than three weeks during each year of this Agreement.

                   (c) LIFE INSURANCE. For the term of this Agreement and any extensions thereof, the Employer shall at its expense procure and keep in effect term life insurance on the life of the Employee, payable to such beneficiaries as the Employee may from time to time designate, in an aggregate amount equal to the lesser of (i) three times the Employee's Base Salary or (ii) $500,000. Such policy shall be owned by the Employee or by any person or entity with an insurable interest in the life of the Employee.

                   (d) REIMBURSEMENT FOR EXPENSES. During the term of this Agreement, the Employer shall reimburse the Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Employee in connection with his duties under this Agreement.

         4.   SEVERANCE COMPENSATION.

              4.1 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL. In the event the Employee's employment is terminated in a Termination Upon a Change in Control, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of 12 months from the date of termination of this Agreement, on the dates specified in Section 3.1, and an amount equal to the average annual bonus earned by the Employee in the two (2) years immediately preceding the date of termination. Notwithstanding anything in this Section 4.1 to the contrary, the Employee may in the Employee's sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Upon a Change in Control, elect to receive from the Employer a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this Section 4.1. Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate of 90-day U.S. Treasury bills, as reported in THE WALL STREET JOURNAL (or similar publication), on the date of delivery of the election notice. If the Employee elects to receive a lump sum severance payment, the Employer shall make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee's election. The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any Apex or Holdco stock option plans fully accelerated. The Employee shall be provided with medical plan benefits under any health plans of Apex or the Employer in which the Employee is a participant to the full extent of the Employee's rights under such plans for a period of 12 months from the date of termination of this Agreement; provided, however, that the benefits under any such plans of Apex or Holdco in which the Employee is a participant, including any such perquisites, shall cease upon employment by a new employer.

              4.2 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE. In the event the Employee's employment is terminated in a Termination Other Than for Cause, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of 12 months from the date of such termination, on the dates specified in Section 3.1, and an amount equal to the average annual bonus earned by the Employee in the two (2) years immediately preceding the date of termination. Notwithstanding anything in this Section 4.2 to the contrary, the Employee may in the Employee's sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Other Than for Cause, elect to receive from the Employer a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this
Section 4.2. Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in THE WALL STREET JOURNAL (or similar publication), on the date of delivery of the election notice. If the Employee elects to receive a lump sum severance payment, the Employer shall make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee's election. The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any Apex or Holdco stock option plans fully accelerated.

              4.3 NO SEVERANCE COMPENSATION UNDER OTHER TERMINATION. In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Employee's disability pursuant to Section 2.5, or termination by reason of the Employee's death pursuant to Section 2.6, the Employee or his estate shall not be paid any severance compensation.

         5. NON-COMPETITION OBLIGATIONS. Unless waived or reduced by the Employer or Holdco, during the term of this Agreement and for a period of 12 months thereafter, the Employee will not, without the Employer's prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the United States, Canada, or Europe which is substantially similar to or in direct competition with any of the business activities of or services provided by the Employer at such time (a "Competing Business"). Notwithstanding the foregoing, (i) the ownership by the Employee of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this Section 5, and (ii) the Employee's performance of services in any capacity for any consulting firm, public accounting firm, or law firm that has as a client any company or business that is a Competing Business shall not violate the prohibitions of this
Section 5 so long as the Employee does not perform any services directly for such Competing Business.

         6.   MISCELLANEOUS.

              6.1 PAYMENT OBLIGATIONS. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Employer, to the extent permitted by applicable law and the Employer's and Holdco's Articles of Incorporation and Bylaws, hereby indemnifies the Employee for the Employee's reasonable attorneys' fees and disbursements incurred in such litigation.

              6.2 GUARANTEE. Immediately following the closing of the Apex Merger, Apex shall obtain from Holdco Holdco's unconditional and irrevocable guarantee of the payment obligations of the Employer under this Agreement, including, without limitation, the Employer's obligations under Section 6.1 hereof.

              6.3 WITHHOLDINGS. All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

              6.4 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

              6.5 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation,
Section 1 of that certain Proprietary Information and Non-Competition Agreement dated February 16, 1998, between the Employee and Apex, which such section shall be of no further force or effect (although the other sections of such Proprietary Information and Non-Competition Agreement shall remain in full force and effect), and any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to the Employee from the Employer. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

              6.6 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon hand delivery to an officer of the Employer or the Employee, as the case may be, or upon three (3) days after mailing to the respective persons named below:

                   If to the Employer/Apex:      Apex Inc.
                                                 9911 Willows Road NE
                                                 Redmond, WA 98052-2531
                                                 Attn: Chief Operating Officer
                                                 With copy to:  General Counsel
                                                 Fax:  425-497-5597

                   If to the Employee:           Samuel F. Saracino

                                                 -----------------------------
                                                 -----------------------------

Any party may change such party's address for notices by notice duly given pursuant to this Section 6.6.

              6.7 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

              6.8 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. The Employee and the Employer each hereby expressly consents to the exclusive venue of the state and federal courts located in Seattle, King County, Washington, for any lawsuit arising from or relating to this Agreement.

              6.9 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three (3) arbitrators, one (1) to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. Each party shall pay the fees of the arbitrator selected by him and of his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case. The cost of the arbitration including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties.

              6.10 SEVERABILITY. If a court or other body of competent jurisdiction determines that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

              6.11 SURVIVAL OF EMPLOYER'S OBLIGATIONS. The Employer's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Employer or Holdco. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Employer or Holdco. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Employer (except to an affiliate of the Employer (including Holdco) in which event the Employer shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by the Employee.

              6.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

              6.13 INDEMNIFICATION. In addition to any rights to indemnification to which the Employee is entitled to under the Employer's Articles of Incorporation and Bylaws, the Employer shall indemnify the Employee at all times during and after the term of this Agreement to the maximum extent permitted under the corporation laws of the State of Washington and any other applicable state law, and shall pay the Employee's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

              6.14  AMENDMENT OF STOCK OPTION LETTER AGREEMENTS.

                    (a) ACCELERATED VESTING. The parties agree that, effective immediately prior to the closing of the Apex Merger described in the Reorganization Agreement, Section 6 of that certain Nonstatutory Stock Option Letter Agreement dated March 12, 1999, between the Employer and the Employee is hereby amended by deleting the existing language and substituting therefor the following new language:

                    6.  VESTING.   Your option shall vest and become
              exercisable in full immediately prior to the closing of the Apex Merger described in that certain Agreement and Plan of Reorganization dated March 7, 2000, by and among the Company, Cybex, and Holdco. Specifically, immediately prior to the closing of the Apex Merger (as defined in such Agreement and Plan of Reorganization), your entire option grant (all 75,000 shares) will become fully vested and immediately available for exercise. You may exercise your option on vested option shares; however, you may only exercise your option for whole shares.

                        (b)   REMAINING TERMS UNCHANGED. Except as
specifically set forth in this Section 6.14, the remaining terms and conditions of the Nonqualified Stock Option Letter Agreements dated March 12, 1999, shall remain unchanged and in full force and effect.

              6.15 INDEMNIFCATION FOR SECTION 4999 EXCISE TAXES. In the event that it shall be determined that any payment or other benefit paid by the Employer or Holdco to or for the benefit of the Employee under this Employment Agreement or otherwise, but determined without regard to any additional payments required under this Amendment (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then the Employer shall indemnify the Employee for such Excise Tax in accordance with the following:

                        (a) The Employee shall be entitled to receive an additional payment from the Employer equal to (i) one hundred percent (100%) of any Excise Tax actually paid or finally or payable by the Employee in connection with the Payments, plus (ii) an additional payment in such amount that after all taxes, interest and penalties incurred in connection with all payments under this Section 2(a), the Employee retains an amount equal to one hundred percent (100%) of the Excise Tax.

                        (b) All determinations required to be made under this Section shall be made by the Employer's primary independent public accounting firm, or any other nationally recognized accounting firm reasonably acceptable to the Employer and the Employee (the "Accounting Firm"). The Employer shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Employer and the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code, provided the Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue
         Code). The payments to which the Employee is entitled pursuant to this Section shall be paid by the Employer to the Employee in cash and in full not later than thirty (30) calendar days following the date the Employee becomes subject to the Excise Tax.

The indemnification in this Section 6.15 shall apply to any Payment resulting from the amendment of the Nonqualified Stock Option Letter Agreement and the acceleration of Employee's options described in Section 6.14, but Employee shall not be entitled to indemnification under this Section 6.15 for other Payments that result solely from any other acceleration of Employee's options in the event Employee's terminates his employment in a Termination Upon a Change in Control.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    APEX INC.


                                    By:
                                        --------------------------------------
                                    Its: President and Chief Executive Officer



                                    SAMUEL F. SARACINO:


                                    ------------------------------------------